Exhibit 10.7

GARDINER HEALTHCARE ACQUISITIONS CORP.

3107 Warrington Road

Shaker Heights, OH 44120

December 21, 2021

Gardiner Healthcare Holdings, LLC

3107 Warrington Road

Shaker Heights, OH 44120

Re:	Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between Gardiner Healthcare Acquisitions Corp. (the “Company”) and Gardiner Healthcare Holdings, LLC (“Provider”), dated as of the date hereof, will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) for the Company’s initial public offering and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

i.	Provider shall make available, or cause to be made available, to the Company, at 3107 Warrington Road, Shaker Heights, Ohio 44120 (or any successor location of Provider), certain office space, utilities, general and administrative services and secretarial support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Provider the sum of $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date; and

ii.	Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature page follows]

Very truly yours,

GARDINER HEALTHCARE ACQUISITIONS CORP.

By: /s/	Marc F. Pelletier
Name:	Marc F. Pelletier
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

GARDINER HEALTHCARE HOLDINGS, LLC

By:	Gardiner Founder, LLC Its Managing Member

By:	/s/ Marc F. Pelletier
Name:	Marc F. Pelletier
Title:	Manager

[Signature Page to Administrative Services Agreement]